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[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515, CONCORD, NEW HAMPSHIRE 03302
(800) 258-3648


                           EXCHANGE OF INSURED RIDER

EFFECTIVE DATE -

This rider is part of the policy to which it is attached. It takes effect on the Policy Date of this policy unless a later effective date is shown above. In this rider, "we", "us" or "our" means Jefferson Pilot LifeAmerica Insurance
Company; "you" means the owner of this policy; and "Insured" means the person named on Page 3 of this policy.

BENEFIT - This policy may be exchanged for a reissued policy on the life of a substitute Insured, subject to the conditions stated in this rider. This rider has no loan value and no surrender value.

CONDITIONS FOR EXCHANGE - The exchange of Insureds will be subject to the following conditions:

(1) You and the substitute Insured must sign the application for the reissued policy;

(2) This policy and this rider must be in force and not within the Grace Period, as defined in the policy;

(3)  You must have an insurable interest in the life of the substitute Insured;

(4)  We must receive the Charge for Exchange as described below;

(5)  This policy must be returned to us before the Exchange Date;

(6) The exchange is subject to proof of insurability of the substitute Insured which satisfies us; and

(7)  Any assignee of this policy must agree in writing to the exchange.

The Exchange Date will be the monthly anniversary day on or following the date all the Conditions for Exchange are satisfied. On the Exchange Date, coverage on the substitute Insured will become effective and coverage on the previous Insured will terminate. In no event will coverage on the previous Insured and the substitute Insured be effective at the same time.

CHARGE FOR EXCHANGE - A charge for exchange of $1.00 per $1,000 of Specified Amount, but not more than $150, must be paid to us. If we do not accept the substitute Insured, the charge will be refunded.


P94-98N(98)
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THE REISSUED POLICY - The reissued policy will be subject to the following conditions:

(1) The reissued policy will not be changed as to plan or Policy Date (except as provided below). The Specified Amount may be reduced, by mutual consent of you and us, but cannot be increased.

(2) The Age at Issue of the reissued policy will be changed to the age of the substitute Insured as of his or her birthday nearest the Policy Date.

(3) If the Policy Date of this policy is before the date of birth of the substitute Insured, the Policy Date of the reissued policy will be changed to the first policy anniversary following such date of birth.

(4) The suicide and incontestable provisions of the reissued policy will apply for two years following the Exchange Date. If the substitute Insured commits suicide within this period, our only liability will be a refund of the premiums paid on and after the Exchange Date plus the cash value of the reissued policy on the date of exchange, less any indebtedness.

(5) Cost of Insurance Rates for the reissued policy will be based on the age at issue and policy year, and on the sex of the substitute Insured if this policy has cost of insurance rates which vary by the sex of the Insured.

(6) The Accumulation Value and Cash Value of the reissued policy on the Exchange Date will be those in effect on this policy on the Exchange Date.

(7) The reissued policy will be subject to any policy loans on this policy and to any assignment of this policy on file with us.

(8) Any rider or benefits attached to this policy, including this rider, may be continued on the substitute Insured only with our consent.

MONTHLY DEDUCTION - There is no monthly deduction for this rider. A Charge for Exchange will apply upon exchange as described above.

TERMINATION - This rider will cease as soon as one of the following occurs:

(1)  The death of the Insured under this policy.

(2) This policy is surrendered, exchanged, or lapsed, or matures as an endowment.

(3)  We receive a proper written request from you to terminate this rider.

(4)  The policy anniversary nearest the Insured's 70th birthday.

(5) This policy is exchanged for a reissued policy under the provisions of this rider unless we agree to a continuation of this rider thereafter.


           /s/ David Stonecipher            /s/ Robert A Reed

          Chief Executive Officer               Secretary



P94-98N(98)